Exhibit 99.1

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 592-4006 Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE

June 17 2003
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 • Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4505 • Fax: (402) 339-0265
E-Mail: stormy.dean@infoUSA.com

infoUSA Calls Bonds

     infoUSA, Inc. announced today that it has given notification to the trustee to call a pro rata portion of its 9 1/2 % Senior Subordinated Notes. InfoUSA will call $30.75 million of its notes at a call price of 104.75%. The redemption date will be July 21, 2003 or as soon a practicable thereafter. Subsequent to the company’s May 29, 2003 press release, announcing the company’s new credit facility and its intention to redeem the bonds, the company purchased $31.23 million bonds on the open market at a price of 104.75%. The premium paid on the bonds purchased in June will result in a charge of $1.48 million dollars in the second quarter of 2003 and the premium paid on the call will result in a charge of $1.46 million in the third quarter of 2003.

     At the prevailing interest rates the total redemption of $61.98 million Senior Subordinated Notes will save the company approximately $2.6 million annually in interest expense. After the redemption, $30.02 million Senior Subordinated Notes will remain outstanding. It is the company’s plan to redeem more bonds in the future, keeping with our plans to continue deleveraging the company.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites, including Yahoo! (Nasdaq:YHOO — news) and America Online (NYSE: AOL). Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.